Exhibit 99.1

Coach Reports Second Quarter Earnings Per Share of $1.06

NEW YORK--(BUSINESS WIRE)--January 22, 2014--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories, today announced sales of $1.42 billion for its second fiscal quarter ended December 28, 2013, compared with $1.50 billion reported in the same period of the prior year, a decrease of 6%. On a constant currency basis sales declined 3% for the quarter. Net income for the period totaled $297 million, with earnings per diluted share of $1.06. This compared to net income of $353 million and earnings per diluted share of $1.23 in the prior year’s second quarter.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “During the holiday quarter, total sales fell slightly in constant currency as weakness in our North American women’s bag and accessories business offset strong growth in Men’s, footwear, and robust results in emerging Asian markets and Europe. We continued to be disappointed by our performance in North America, which was impacted by substantially lower traffic in our stores and by our decision to limit access to our e-factory flash sales site. At the same time, China results remained resilient with total sales growing about 25% and comparable store sales rising at a double digit rate. Importantly, we continued to advance our transformation initiatives and position Coach to launch Executive Creative Director Stuart Vevers’s first collection in September.”

For the second fiscal quarter, operating income totaled $436 million, compared to $527 million reported in the prior year, while the operating margin was 30.7% versus 35.0%. During the quarter, gross profit totaled $983 million compared to $1.09 billion a year ago. Gross margin was 69.2% versus 72.2% reported in the prior year. SG&A expenses as a percentage of net sales was 38.5%, compared to the 37.2% reported in the year-ago quarter.

The company also announced that during the second fiscal quarter, it repurchased and retired about 3.3 million shares of its common stock at an average cost of $52.99, spending a total of $175 million and taking the year-to-date total to $350 million. At the end of the period, approximately $1.0 billion remained under the company’s current repurchase authorization.

For the six months ended December 28, 2013, net sales were $2.57 billion, down 4% from the $2.67 billion reported in the first six months of fiscal 2013. On a constant currency basis, sales declined 1% for the period. Net income totaled $515 million compared to $574 million reported a year ago, while earnings per diluted share were $1.82 versus $2.00.

Second fiscal quarter sales results in each of Coach’s segments were as follows:

  Total North American sales decreased 9% to $983 million from $1.08 billion last year. North American direct sales declined 8% for the quarter with comparable store sales down 13.6%. At POS, sales in North American department stores were slightly below prior year while shipments into this channel declined as planned.
  International sales increased 2% to $425 million from $418 million last year. On a constant currency basis, International sales grew about 11%. As noted, sales in China rose about 25% and the business is on track to meet annual guidance of $530 million. In Japan, sales declined 2% on a constant-currency basis, while dollar sales were 21% below the prior year, reflecting the weaker yen. Shipments into international wholesale accounts increased significantly, as expected, due to timing of a Chinese holiday while underlying POS sales trends increased slightly.

Mr. Luis added, “We have taken the initial steps in Coach’s transformation across all aspects of the consumer experience - product, stores and marketing. Notable was the success of the Borough bag - a prelude to a comprehensive re-platforming of our women’s product assortment across bags, accessories and lifestyle categories coming this fall. We also introduced a new, dual gender lifestyle store concept in two key locations, which will serve to inform our continuing evolution of global store environments. And, in marketing, we expanded our initiatives, leveraging key style influencers in our ongoing campaign.”

“We’re particularly excited to announce that next month we will participate in our first New York Fashion Week, unveiling the inaugural collection from Stuart Vevers, whose designs will be available in-store this fall. We view this as an important milestone in our brand transformation, driving fashion credibility and relevance.

“We remain confident in our brand vision, our leadership team and our ability to execute the strategy underway. We look forward to sharing our strategic plan to drive brand vibrancy and long-term value creation during our analyst day in early June,” Mr. Luis concluded.

Coach will host a conference call to review second fiscal quarter results at 8:30 a.m. (ET) today, January 22, 2014. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of this call will be available for five business days on the Coach website.

The Company expects to report third quarter financial results on Tuesday, April 29, 2014. To receive notification of future announcements, please register at www.coach.com/investors ("Subscribe to E-Mail Alerts").

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, men’s bags, women’s and men’s small leathergoods, footwear, outerwear, watches, weekend and travel accessories, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," “ahead,” “remain,” "estimate," “forward,” "on track," “on course,” "are positioned to," "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Six Months Ended December 28, 2013 and December 29, 2012
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012

Net sales	$1,419,624	$1,503,774	$2,570,384	$2,665,124

Cost of sales	436,945	418,392	761,132	734,574

Gross profit	982,679	1,085,382	1,809,252	1,930,550

Selling, general and administrative expenses	546,736	558,805	1,051,675	1,072,256

Operating income	435,943	526,577	757,577	858,294

Interest income, net	1,953	266	3,581	302

Other income (expense)	-	(1,505)	-	(3,577)

Income before provision for income taxes	437,896	525,338	761,158	855,019

Provision for income taxes	140,458	172,574	245,837	280,874

Net income	$297,438	$352,764	$515,321	$574,145

Net income per share

Basic	$1.07	$1.25	$1.84	$2.02

Diluted	$1.06	$1.23	$1.82	$2.00

Shares used in computing net income per share

Basic	279,085	282,693	280,236	283,630

Diluted	281,534	286,223	283,000	287,358

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 28, 2013, June 29, 2013 and December 29, 2012
(in thousands)
(unaudited)

	December 28,	June 29,	December 29,
	2013	2013	2012
ASSETS

Cash, cash equivalents and short term investments	$798,835	$1,134,891	$858,657
Receivables	228,631	175,477	223,041
Inventories	553,026	524,706	493,659
Other current assets	207,184	235,873	273,010

Total current assets	1,787,676	2,070,947	1,848,367

Property and equipment, net	748,336	694,771	701,273
Other noncurrent assets	1,007,805	766,179	729,789

Total assets	$3,543,817	$3,531,897	$3,279,429

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$135,128	$178,857	$152,571
Accrued liabilities	567,282	543,153	594,140
Current portion of long-term debt	485	500	22,225

Total current liabilities	702,895	722,510	768,936

Long-term debt	-	485	485
Other liabilities	410,195	399,744	427,676

Stockholders' equity	2,430,727	2,409,158	2,082,332

Total liabilities and stockholders' equity	$3,543,817	$3,531,897	$3,279,429

COACH, INC.
Store Count
At December 28, 2013 and September 28, 2013
(unaudited)

	As of	Net	As of
Directly-Operated Store Count:	28-Sep-13	Openings	28-Dec-13
North America	548	8	556

Japan	196	0	196

China (PRC, Hong Kong & Macau)	132	10	142

Asia - Other	94	4	98

Europe	20	4	24

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications